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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Synovus Financial Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Richard E. Anthony

President and Chief Executive Officer

March 24, 2006

Dear Shareholder:

      You are cordially invited to attend our Annual Meeting of Shareholders at 10:00 a.m. on Thursday, April 27, 2006, at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia 31901. Enclosed with this Proxy Statement are your proxy card and the 2005 Annual Report.

      We hope that you will be able to be with us and let us give you a review of 2005. If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet. You can access the meeting by going to our website at www.synovus.com. Additionally, we will maintain copies of the slides and audio of the presentation to the 2006 Annual Meeting on the website for reference after the meeting.

      Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. To make sure your shares are represented, we urge you to vote promptly.

      Thank you for helping us make 2005 a good year. We look forward to your continued support in 2006 and another good year.

Sincerely yours,

Richard E. Anthony

Synovus Financial Corp.	•	Post Office Box 120	•	Columbus, Georgia 31902-0120

Synovus Financial Corp.	•	Post Office Box 120	•	Columbus, Georgia 31902-0120

SYNOVUS®

NOTICE OF THE 2006 ANNUAL MEETING OF SHAREHOLDERS

TIME	10:00 a.m.
Thursday, April 27, 2006

PLACE	RiverCenter for the Performing Arts

900 Broadway
Columbus, Georgia 31901

ITEMS OF BUSINESS	(1)	To elect seven directors to serve until the 2009 Annual Meeting of Shareholders.

	(2)	To amend the Articles of Incorporation and bylaws to declassify the Board of Directors.

	(3)	To approve the Synovus Financial Corp. Executive Cash Bonus Plan.

	(4)	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2006.

	(5)	To consider a shareholder proposal regarding director election by majority vote.

	(6)	To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on February 21, 2006.

ANNUAL REPORT	A copy of the Annual Report is enclosed.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

	(1)	Use the toll-free telephone number shown on the proxy card;

	(2)	Visit the website listed on your proxy card;

	(3)	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

	(4)	Submit a ballot at the Annual Meeting.

G. Sanders Griffith, III
Secretary

Columbus, Georgia

March 24, 2006

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES PROMPTLY.

PROXY STATEMENT

VOTING INFORMATION

Purpose

      This Proxy Statement and the accompanying proxy card are being mailed to Synovus shareholders beginning on or about March 24, 2006. The Synovus Board of Directors is soliciting proxies to be used at the 2006 Annual Meeting of Synovus Shareholders which will be held on April 27, 2006, at 10:00 a.m., at the RiverCenter for the Performing Arts, 900 Broadway, Columbus, Georgia. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting of Shareholders or any adjournment of that meeting.

Who Can Vote

      You are entitled to vote if you were a shareholder of record of Synovus stock as of the close of business on February 21, 2006. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

Quorum and Shares Outstanding

      A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting of Synovus Shareholders. On February 21, 2006, [              ] shares of Synovus stock were outstanding.

Proxy Card

      The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting of Shareholders. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

“FOR:”

•	The election of all the director nominees;

•	The proposal to amend the Articles of Incorporation and bylaws to declassify the Board of Directors;

•	The Synovus Financial Corp. Executive Cash Bonus Plan; and

•	The ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2006;

and “AGAINST:”

•	The shareholder proposal regarding director election by majority vote.

The designated proxies will vote in their discretion on any other matter that may properly come before the meeting. At the date the Proxy Statement went to press, we did not anticipate that any other matters would be raised at the Annual Meeting.

Voting of Shares

      Holders of Synovus stock are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus stock owned on February 21, 2006 which: (i) has had the same owner since February 21, 2002; (ii) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; (iii) is held by the same owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; (iv) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; (v) is held by the same owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; (vi) was acquired as a direct result of a stock split, stock dividend or other type of share distribution if the share as to which it was distributed was acquired prior to, and has been held by the same owner since, February 21, 2002; (vii) has been owned continuously by the same shareholder for a period of 48 consecutive months prior to the record date of any meeting of shareholders at which the share is eligible to be voted; or (viii) is owned by a holder who, in addition to shares which are owned under the provisions of (i)-(vii) above, is the owner of less than 1,139,063 shares of Synovus stock (which amount has been appropriately adjusted to reflect stock splits and with such amount to be appropriately adjusted to properly reflect any other change in Synovus stock by means of a stock split, a stock dividend, a recapitalization or otherwise). Shareholders of shares of Synovus stock not described above are entitled to one vote per share for each share. The actual voting power of each holder of shares of Synovus stock will be based on information possessed by Synovus at the time of the Annual Meeting.

      As Synovus stock is registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange, Synovus stock is subject to the provisions of an NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ ten vote provision falls, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus stock to ten votes on each matter submitted to a vote of shareholders. Shareholders of Synovus stock must complete the Certification on the proxy in order for any of the shares represented by the proxy to be entitled to ten votes per share. All shares entitled to vote and represented in person or by properly completed proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted in accordance with instructions indicated on those proxies.

SHAREHOLDERS WHO DO NOT CERTIFY ON THEIR PROXIES SUBMITTED BY MAIL, INTERNET OR PHONE THAT THEY ARE ENTITLED TO TEN VOTES PER SHARE WILL BE ENTITLED TO ONLY ONE VOTE PER SHARE.

      Synovus Dividend Reinvestment and Direct Stock Purchase Plan: If you participate in this Plan, your proxy card represents shares held in the Plan, as well as shares you hold directly in certificate form registered in the same name.

Required Votes

      Directors are elected by a plurality of the votes cast, which means the seven nominees who receive the largest number of properly executed votes will be elected as directors. Cumulative voting is not permitted. Shares that are represented by proxies which are marked “withhold authority” for the election of one or more director nominees will not be counted in determining the number of votes cast for those persons.

      Pursuant to Synovus’ Articles of Incorporation, the affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus stock is required to amend the Articles of Incorporation and bylaws to declassify the Board of Directors.

      The affirmative vote of a majority of the votes cast is needed to approve the Synovus Financial Corp. Executive Cash Bonus Plan, ratify the appointment of KPMG LLP as Synovus’ independent auditor for 2006 and approve the shareholder proposal regarding director election by majority vote.

Tabulation of Votes

      Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (a “broker non-vote”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters and, therefore, will have no effect on the vote with respect to any proposal other than the proposal to amend the Articles of Incorporation and bylaws to declassify the Board of Directors. Because the proposal to amend the Articles of Incorporation and bylaws to declassify the Board of Directors requires the affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of Synovus stock, abstentions and broker non-votes will have the same effect as a vote against the proposal.

How You Can Vote

      You may vote by proxy or in person at the meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone:

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.

Vote By Internet:

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail:

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the Certification and return it in the postage-paid envelope provided.

Revocation of Proxy

      If you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting. You may do this by (a) signing another proxy card with a later date and returning it to us prior to the meeting, (b) voting again by telephone or on the Internet prior to the meeting, or (c) attending the meeting in person and casting a ballot.

CB&T and Total System Services, Inc.

      Synovus is the owner of all of the issued and outstanding shares of common stock of Columbus Bank and Trust Company® (“CB&T”). CB&T owns individually 81% of the outstanding shares of Total System Services, Inc.® (“TSYS®”), an electronic payment processing company.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Philosophy

      The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles of Incorporation and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus is committed to having sound corporate governance principles.

Independence

      The listing standards of the New York Stock Exchange provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines and are attached to this Proxy Statement as Appendix A. The Board has determined that a majority of its members are independent as defined by the listing standards of the NYSE and meet the categorical standards of independence set by the Board as each independent director has only immaterial relationships with Synovus. Synovus’ Board has determined that the following directors are independent: Daniel P. Amos, Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, C. Edward Floyd, T. Michael Goodrich, V. Nathaniel Hansford, John P. Illges, III, Mason H. Lampton, Elizabeth C. Ogie, H. Lynn Page, J. Neal Purcell and Melvin T. Stith. Please see “Certain Relationships and Related Transactions” on page 33 which includes information with respect to immaterial relationships between Synovus and its independent directors. This information was considered by the Board in determining a director’s independence from Synovus under Synovus’ categorical standards of independence and the NYSE listing standards.

Attendance at Meetings

      The Board of Directors held five meetings in 2005. All directors attended at least 75% of Board and committee meetings held during their tenure during 2005 except Daniel P. Amos and William B. Turner, Jr. The average attendance by directors at the aggregate number of Board and committee meetings they were scheduled to attend was 91%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend as there is a Board meeting immediately preceding the annual meeting. All of Synovus’ directors who were serving at the time attended the 2005 Annual Meeting of Shareholders.

Committees of the Board

      Synovus’ Board of Directors has four principal standing committees — an Executive Committee, an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. Each committee has a written charter adopted by the Board of Directors that complies with the listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at www.synovus.com/governance. The Board has determined that each member of the Audit, Corporate Governance and Nominating and Compensation Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees.

Corporate Governance
Executive	Audit	and Nominating	Compensation

V. Nathaniel Hansford, Chair	J. Neal Purcell, Chair	Richard Y. Bradley, Chair	V. Nathaniel Hansford, Chair
Richard E. Anthony	Elizabeth W. Camp	Daniel P. Amos	T. Michael Goodrich
James H. Blanchard	John P. Illges, III	Frank W. Brumley	Mason H. Lampton
Richard Y. Bradley	H. Lynn Page	C. Edward Floyd
Gardiner W. Garrard, Jr.	Melvin T. Stith	Elizabeth C. Ogie
T. Michael Goodrich
Mason H. Lampton
J. Neal Purcell
James D. Yancey

      Executive Committee. Synovus’ Executive Committee held four meetings in 2005. During the intervals between meetings of Synovus’ Board of Directors, Synovus’ Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by Synovus’ Board of Directors unless Board action is required by Synovus’ governing documents, law or rule.

      Audit Committee.     Synovus’ Audit Committee held 10 meetings in 2005. Its Report begins on page 24. The Board has determined that all five members of the Committee are independent and financially literate under the rules of the NYSE and that at least one member, J. Neal Purcell, is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The primary functions of Synovus’ Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;

•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal auditing activities; and

•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

      Corporate Governance and Nominating Committee.     Synovus’ Corporate Governance and Nominating Committee held four meetings in 2005. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;

•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;

•	Overseeing the annual review and evaluation of the performance of the Board and its committees; and

•	Developing and recommending to the Board corporate governance guidelines.

      Compensation Committee. Synovus’ Compensation Committee held seven meetings in 2005. Its Report on Executive Compensation begins on page 30. The primary functions of Synovus’ Compensation Committee include:

•	Designing and overseeing Synovus’ executive compensation program;

•	Designing and overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate; and

•	Performing an annual evaluation of the Chief Executive Officer.

Consideration of Director Candidates

      Shareholder Candidates. The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee will evaluate individuals recommended by shareholders for nomination as directors according to the criteria discussed below and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page 38.

      Director Qualifications. Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing a director candidate:

•	The extent of the director’s/potential director’s business acumen and experience;

•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, race, place of residence and specialized experience;

•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE;

•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE;

•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and

•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

Identifying and Evaluating Nominees

      The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed above). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus executives and individuals personally known to the members of the Board. Second, the Committee is authorized to use its authority under its charter to retain at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

      The Committee will consider all director candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Meetings of Non-Management and Independent Directors

      The non-management directors of Synovus meet separately at least four times a year after each regularly scheduled meeting of the Board of Directors. Synovus’ independent directors meet at least once a year. V. Nathaniel Hansford, Synovus’ Lead Director, presides at the meetings of non-management and independent directors.

Communicating with the Board

      Synovus’ Board provides a process for shareholders and other interested parties to communicate with the Board. Shareholders and other interested parties may communicate with the Board by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. Additional procedures by which shareholders and other interested parties can communicate with the Lead Director or with the non-management or independent directors individually or as a group are available in the Corporate Governance section of our website at www.synovus.com/governance. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Additional Information about Corporate Governance

      Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters in the Corporate Governance section of our website at www.synovus.com/governance. Copies of these documents are also available in print upon written request to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901.

DIRECTOR COMPENSATION AND

STOCK OWNERSHIP GUIDELINES

Compensation

      Directors of Synovus receive the following compensation:

Annual retainer	$35,000
Annual committee member retainer (Compensation and Corporate Governance and Nominating)	$5,000
Annual committee member retainer (Audit and Executive)	$10,000
Annual committee chair retainer (Compensation and Corporate Governance and Nominating)	$5,000
Annual Audit Committee chair retainer	$10,000
Annual Lead Director retainer	$5,000

      Directors may elect to defer all or a portion of their cash compensation. Deferred amounts are deposited into one or more investment funds chosen by the director. All deferred fees are payable only in cash.

      Non-management directors also receive an annual award of 500 shares of restricted Synovus stock in the form of a grant from the Synovus 2002 Long-Term Incentive Plan, 100% of which vests after three years.

DIRECTOR COMPENSATION TABLE

						Synovus
					$ Value of	Contribution
			Annual	Total	Director	to Director
	Annual	Annual	Committee	Annual	Restricted	Stock
	Board	Committee	Chair	Cash	Stock	Purchase
Name	Retainer	Retainer	Retainer	Retainer	Awards(1)	Plan

Daniel P. Amos	$35,000	$5,000	—	$40,000	$13,610	$10,000
Richard E. Anthony	$35,000	$10,000	—	$45,000	—	$10,000
James H. Blanchard	$35,000	$10,000	—	$45,000	—	—
Richard Y. Bradley	$35,000	$15,000	$5,000	$55,000	$13,610	—
Frank W. Brumley	$35,000	$5,000	—	$40,000	$13,610	$10,000
Elizabeth W. Camp	$35,000	$10,000	—	$45,000	$13,610	$10,000
C. Edward Floyd	$35,000	$5,000	—	$40,000	$13,610	$10,000
Gardiner W. Garrard, Jr.	$35,000	$10,000	—	$45,000	$13,610	—
T. Michael Goodrich	$35,000	$15,000	—	$50,000	$13,610	$10,000
V. Nathaniel Hansford	$35,000	$15,000	$10,000 (2)	$60,000	$13,610	$10,000
John P. Illges, III	$35,000	$20,000 (3)	$10,000 (3)	$65,000	$13,610	—
Alfred W. Jones III	$35,000	—	—	$35,000	$13,610	$10,000
Mason H. Lampton	$35,000	$15,000	—	$50,000	$13,610	$10,000
Elizabeth C. Ogie	$35,000	$5,000	—	$40,000	$13,610	—
H. Lynn Page	$35,000	$10,000	—	$45,000	$13,610	—
J. Neal Purcell	$35,000	$20,000 (3)	$10,000 (3)	$65,000	$13,610	$10,000
Melvin T. Stith	$35,000	$10,000	—	$45,000	$13,610	$10,000
William B. Turner, Jr.	$35,000	—	—	$35,000	$13,610	—
James D. Yancey	$35,000	$10,000	—	$45,000	$13,610	$10,000

(1)	Market value of Synovus stock on the grant date, February 1, 2005.

(2)	Mr. Hansford received $5,000 as an annual retainer for his position as Lead Director.

(3)	Mr. Illges and Mr. Purcell each served as Chairman of the Audit Committee and as a member of the Executive Committee for a portion of the year.

     When traveling from out-of-town, members of the Board of Directors are also eligible for reimbursement of their travel expenses incurred in connection with attendance at Board and Committee meetings. These amounts are not included in the table above.

Director Stock Purchase Plan

      Synovus’ Director Stock Purchase Plan is a nontax-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors can purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors can elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount equal to 50% of the directors’ cash contributions. Participants in the Director Stock Purchase Plan are fully vested in, and may request the issuance to them of, all shares of Synovus stock purchased for their benefit under the Plan.

Consulting Services

      Effective January 19, 2005, Synovus and James D. Yancey, the former Chairman of the Board of Synovus, entered into a one-year Consulting Agreement in conjunction with Mr. Yancey’s retirement as an employee of Synovus. Under the Agreement, Mr. Yancey received monthly payments of $27,487 and was also provided with 20 hours of personal use of corporate aircraft. Synovus also provided Mr. Yancey with an office and secretarial support during 2005 valued at approximately $46,400. The Agreement expired on December 31, 2005.

Stock Ownership Guidelines

      Under Synovus’ stock ownership guidelines for directors, all directors are required to accumulate over time shares of Synovus stock equal in value to at least three times the value of the annual retainer.

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

Number

      At the date of this Proxy Statement, the Board of Directors of Synovus consists of 19 members. As 20 board seats have been authorized by Synovus’ shareholders, Synovus has one directorship which remains vacant. This vacant directorship could be filled in the future at the discretion of Synovus’ Board of Directors. This discretionary power gives Synovus’ Board of Directors the flexibility of appointing new directors in the periods between Synovus’ Annual Meetings should suitable candidates come to its attention. The Board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting of Shareholders. The terms of office of the Class I directors expire at the 2007 Annual Meeting, the terms of office of the Class II directors expire at the 2008 Annual Meeting and the terms of office of the Class III directors expire at the 2006 Annual Meeting. However, if you approve the proposal to declassify the Board of Directors, as more fully described in Proposal 2 of this Proxy Statement, the term of all directors, including those elected at the 2006 Annual Meeting, will end at the 2007 Annual Meeting of Shareholders and all directors will thereafter be elected for one year terms. Proxies cannot be voted at the 2006 Annual Meeting for a greater number of persons than the number of nominees named.

Nominees

      The following nominees have been nominated by the Corporate Governance and Nominating Committee and approved by the Board for submission to the shareholders: Richard Y. Bradley, Frank W. Brumley, Elizabeth W. Camp, T. Michael Goodrich, John P. Illges, III, J. Neal Purcell and William B. Turner, Jr., each to serve a three year term expiring at the 2009 Annual Meeting (or in 2007 if the proposal to declassify the Board of Directors and make related amendments to the Articles of Incorporation and bylaws is approved).

      The Board believes that each director nominee will be able to stand for election. If any nominee becomes unable to stand for election, proxies in favor of that nominee will be voted in favor of the remaining nominees and in favor of any substitute nominee named by the Board upon the recommendation of the Corporate Governance and Nominating Committee. If you do not wish your shares voted for one or more of the nominees, you may so indicate on the proxy.

Members of the Board of Directors

      Following is the principal occupation, age and certain other information for each director nominee and other directors serving unexpired terms.

			Year
		Synovus	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

Daniel P. Amos(1)	54	II	2001	Chief Executive Officer and Director, Aflac Incorporated (Insurance Holding Company)

Richard E. Anthony(2)	59	II	1993	President and Chief Executive Officer, Synovus Financial Corp.

James H. Blanchard(3)	64	I	1972	Chairman of the Board, Synovus Financial Corp.; Chairman of the Executive Committee, Total System Services, Inc.; Director, Total System Services, Inc. and BellSouth Corporation

Richard Y. Bradley	67	III	1991	Partner, Bradley & Hatcher (Law Firm); Director, Total System Services, Inc.

Frank W. Brumley(4)	65	III	2004	Chairman of the Board and Chief Executive Officer, Daniel Island Company (Planned Community Development)

Elizabeth W. Camp	54	III	2003	President and Chief Executive Officer, DF Management, Inc. (Investment and Management of Commercial Real Estate)

C. Edward Floyd, M.D.	71	II	1995	Vascular Surgeon

Gardiner W. Garrard, Jr.	65	I	1972	President, The Jordan Company (Real Estate Development); Director, Total System Services, Inc.

T. Michael Goodrich	60	III	2004	Chairman and Chief Executive Officer, BE&K, Inc. (Engineering and Construction Company); Director, Energen Corporation

V. Nathaniel Hansford(5)	62	I	1985	President, Retired, North Georgia College and State University

			Year
		Synovus	First
		Director	Elected	Principal Occupation and Other
Name	Age	Classification	Director	Information

John P. Illges, III	71	III	1997	Senior Vice President and Financial Consultant, Retired, The Robinson-Humphrey Company, Inc. (Stockbroker); Director, Total System Services, Inc.

Alfred W. Jones III	48	I	2001	Chairman of the Board and Chief Executive Officer, Sea Island Company (Real Estate Development and Management); Director, Total System Services, Inc.

Mason H. Lampton(6)	58	II	1993	Chairman of the Board, Standard Concrete Products (Construction Materials Company); Director, Total System Services, Inc.

Elizabeth C. Ogie(7)	55	II	1993	Private Investor

H. Lynn Page	65	I	1978	Director, Total System Services, Inc.

J. Neal Purcell	64	III	2003	Vice Chairman, Retired, KPMG LLP (Professional Services Provider); Director, Southern Company, Kaiser Permanente and Dollar General Corporation

Melvin T. Stith(8)	59	II	1998	Dean, Martin J. Whitman School of Management, Syracuse University; Director, Flowers Foods, Inc.

William B. Turner, Jr.(7)	54	III	2003	Vice Chairman of the Board and President, W.C. Bradley Co. (Metal Manufacturer and Real Estate)

James D. Yancey(9)	64	I	1978	Chairman of the Board, Columbus Bank and Trust Company; Chairman of the Board, Retired, Synovus Financial Corp.; Director, Total System Services, Inc.

(1)	Daniel P. Amos previously served as a director of Synovus from 1991 until 1998, when he resigned as a director as required by federal banking regulations to join the board of a company affiliated with a Japanese bank.

(2)	Richard E. Anthony was elected President and Chief Executive Officer of Synovus in July 2005. From 1995 until 2005, Mr. Anthony served in various capacities with Synovus, including President and Chief Operating Officer of Synovus.

(3)	James H. Blanchard was elected Chairman of the Board of Synovus in July 2005. From 1970 until 2005, Mr. Blanchard served in various capacities with Synovus, CB&T and/or TSYS, including Chief Executive Officer of Synovus.

(4)	Frank W. Brumley was elected Chairman of the Board and Chief Executive Officer of Daniel Island Company in January 2006. Prior to 2006, Mr. Brumley served as President of Daniel Island Company.

(5)	V. Nathaniel Hansford serves as Lead Director of the Synovus Board.

(6)	Mason H. Lampton was elected Chairman of the Board of Standard Concrete Products in June 2005. Prior to 2005, Mr. Lampton served as President and Chief Executive Officer of Standard Concrete Products.

(7)	Elizabeth C. Ogie is William B. Turner, Jr.’s first cousin.

(8)	Melvin T. Stith was appointed Dean of Syracuse University’s Martin J. Whitman School of Management in January 2005. Prior to 2005, Mr. Stith served as Dean of the College of Business at Florida State University.

(9)	James D. Yancey retired as an executive employee of Synovus in December 2004 and served as a non-executive Chairman of the Board until July 2005. Mr. Yancey was elected Chairman of the Board of Synovus in October 2003. Prior to 2003, Mr. Yancey served in various capacities with Synovus and/or CB&T, including Vice Chairman of the Board and President of both Synovus and CB&T.

PROPOSAL 2: AMENDMENT TO SYNOVUS’

ARTICLES OF INCORPORATION AND BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” DECLASSIFICATION OF THE BOARD OF DIRECTORS AND THE RELATED AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS.

      Article 10 of Synovus’ Articles of Incorporation and Section 2 of Article III of Synovus’ bylaws provide for the classification of the Board of Directors into three classes, with each class being elected every three years and with each class being as nearly equal in number as possible. The Articles of Incorporation and bylaws also contain provisions relating to the classification of the Board concerning the filling of director vacancies. The Board of Directors has determined that the Articles of Incorporation and bylaws should be amended to repeal these provisions of Article 10 and Section 2 of Article III of the Articles of Incorporation and bylaws, respectively, and to make certain conforming changes as appropriate, and has unanimously adopted a resolution approving the amendments, declaring their advisability and recommending the amendments to our shareholders.

      The proposed amendment would amend and restate Article 10 of Synovus’ Articles of Incorporation as follows:

“10.

Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term of one year and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.”

      The proposed amendment would amend and restate Section 2 and Section 10 of Article III of Synovus’ bylaws as follows:

“ARTICLE III. DIRECTORS

      SECTION 2.     Election and Tenure. Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term of one year and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death. In such elections, the nominees receiving a plurality of votes shall be elected.

      SECTION 10.     Vacancies. Any vacancy occurring in the Board of Directors caused by the removal of a Director shall be filled by the shareholders, or if authorized by the shareholders, by the Board of Directors. Any other vacancy occurring in the Board of Directors, including vacancies occurring by reason of an increase in the number of directors comprising the Board, may be filled by the Board of Directors or the shareholders until the next annual meeting of shareholders and until a successor is duly elected and qualified. Vacancies in the Board of Directors filled by the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors, though less than a quorum, or the sole remaining Director, as the case may be.”

      If the proposed amendments are approved by the shareholders of Synovus, the classified Board will be eliminated, the current term of office of each director will end at the 2007 Annual Meeting and directors will thereafter be elected for one-year terms at each Annual Meeting of Shareholders. Furthermore, any director chosen to fill a vacancy on the Board of Directors will hold office until the next Annual Meeting of Shareholders.

      Classified or staggered boards have been widely adopted and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence. Proponents of classified boards also believe it provides continuity and stability in the management of the business and affairs of a company because a majority of directors always have prior experience as directors of the company and familiarity with the business of the company. Furthermore, proponents argue that staggered boards may enhance shareholder value by forcing an entity seeking control of a target company to initiate arms-length discussions with the board of a target company because the entity is unable to replace the entire board in a single election.

      On the other hand, some investors view classified boards as reducing the accountability of directors to shareholders by making it more difficult for shareholders to change a majority of directors even where a majority of shareholders are dissatisfied with the performance of incumbent directors. Many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing these policies. In addition, opponents of classified boards assert that a staggered structure for the election of directors may discourage proxy contests in which shareholders have an opportunity to vote for a competing slate of nominees and therefore may erode shareholder value. In light of these views, a number of major corporations have determined that the evolving principles of corporate governance dictate that all directors of a corporation should be elected annually.

      The Board of Directors carefully considered the arguments for and against continuation of the classified Board and determined that the classified Board should be eliminated. The Board believes that all directors should be equally accountable at all times for Synovus’ performance. Moreover, this determination by the Board furthers its goal of ensuring that Synovus’ corporate governance policies maximize management accountability to shareholders and would, if adopted, allow shareholders the opportunity each year to register their views on the performance of the Board of Directors. Because there is no limit to the number of terms an individual may serve, the continuity and stability of the Board’s membership and our policies and long-term strategic planning should not be affected.

      If approved, the proposed amendment to the Articles of Incorporation will become effective upon the filing of Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Georgia, which Synovus would do promptly after the Annual Meeting. The proposed amendment to the bylaws will become effective upon adoption by the shareholders at the Annual Meeting. If the proposal is not approved by the shareholders, then the Board of Directors will remain classified, and the directors will continue to be elected to three-year terms.

PROPOSAL 3: APPROVAL OF THE SYNOVUS FINANCIAL CORP.

EXECUTIVE CASH BONUS PLAN

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE SYNOVUS FINANCIAL CORP. EXECUTIVE CASH BONUS PLAN.

      Synovus’ executive compensation program will include short-term incentive bonus awards under the Synovus Financial Corp. Executive Cash Bonus Plan (the “Plan”). The purposes of the Plan are to reward selected executive officers for superior corporate performance and to attract and retain top quality executive officers. Subject to approval by Synovus’ shareholders, compensation paid pursuant to the Plan is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, as may be amended from time to time (“Section 162(m)”). The Plan is being submitted to shareholders for approval as required by Section 162(m).

      Eligibility and Participation. The Chief Executive Officer and the four highest compensated officers of Synovus and any publicly-traded subsidiary of Synovus are eligible to participate in the Plan. Approximately 10 employees are eligible to participate in the Plan. The

Compensation Committee, as described below, has discretion to select participants from among eligible employees from year to year.

      Description of Awards Under the Plan. Pursuant to the Plan, Synovus may award incentive bonus opportunities to participants. Each fiscal year, the Compensation Committee establishes, in writing, the performance goals applicable to the current and/or any succeeding fiscal year. The performance measures which are used to determine the amount of the incentive bonus award for each performance period are chosen from among the following for Synovus, any of its business segments and/or any of its business units, unless and until the Compensation Committee proposes a change in the measures for shareholder vote or applicable tax and/or other regulatory laws change to permit the Compensation Committee discretion to alter the performance measures without obtaining shareholder approval: (i) return on assets; (ii) net income; (iii) operating income; (iv) nonperforming assets and/or loans as a percentage of total assets and/or loans; (v) return on capital compared to cost of capital; (vi) earnings per share and/or earnings per share growth; (vii) return on equity; (viii) noninterest expense as a percentage of total expense; (ix) loan charge-offs as a percentage of total loans; (x) productivity and expense control; (xi) number of cardholder, merchant and/or other customer accounts processed and/or converted by TSYS; (xii) successful negotiation or renewal of contracts with new and/or existing customers by TSYS; (xiii) stock price; and (xiv) asset growth. Awards are determined based on the achievement of the preestablished performance goals and are awarded based on a percentage of a participant’s base salary.

      The Compensation Committee has no discretion to increase the amount of any award under the Plan but will retain the ability to eliminate or decrease an award otherwise payable to a participant. The Compensation Committee must certify, in writing, that the performance goals have been met before any payments to participants may be made. Payment of the incentive bonus award earned, if any, is made in cash, as soon as practicable after Compensation Committee approval or deferred pursuant to the provisions of the Synovus/ TSYS Deferred Compensation Plan.

      Termination of Employment. Any participant not employed by Synovus or a publicly-traded subsidiary of Synovus on December 31 of any fiscal year will not be entitled to an award unless otherwise determined by the Compensation Committee.

      Maximum Amount Payable to Any Participant. The maximum amount payable for each performance period under the Plan to any participant is $2 million.

      Amendment of the Plan. The Board of Directors may amend the Plan at any time including amendments that increase the costs of the Plan and allocate benefits between persons and groups in the table below differently; provided, however, that no amendment can be made without shareholder approval that increases the maximum amount payable to any participant in excess of the limit set forth above.

      Duration of the Plan. The Plan will remain in effect from the date it is approved by Synovus’ shareholders until the date it is terminated by the Board of Directors. The Board of Directors may terminate the Plan at any time.

      Administration. The Plan will be administered by the Compensation Committee of the Board of Directors or, in the case of a publicly-traded subsidiary of Synovus, by the Compensation Committee of the publicly traded subsidiary. The Committee will be comprised of two or more “outside” directors within the meaning of Section 162(m).

      Estimate of Benefits. For the fiscal year 2005, only Messrs. Blanchard and Anthony would have been selected to participate in the Plan, while Messrs. Griffith and Green and Ms. James would have been selected to participate in the Synovus Incentive Bonus Plan. Because the amounts that will be paid pursuant to the Plan are not currently determinable, the following chart sets forth the amounts that would have been awarded for fiscal year 2005 if the Chief Executive Officer and the four other highest compensated officers of Synovus participated in the Plan.

NEW PLAN BENEFITS

SYNOVUS FINANCIAL CORP.
EXECUTIVE CASH BONUS PLAN

Name and Position	Dollar Value ($)

Richard E. Anthony President and Chief Executive Officer	$964,575
James H. Blanchard Chairman of the Board	1,114,800
G. Sanders Griffith, III Senior Executive Vice President, General Counsel and Secretary	417,375
Frederick L. Green, III Vice Chairman	376,950
Elizabeth R. James Vice Chairman and Chief People Officer	371,700
Executive Group	3,245,400
Non-Executive Director Group	-0-
Non-Executive Officer Employee Group	-0-

PROPOSAL 4: RATIFICATION OF

APPOINTMENT OF THE INDEPENDENT AUDITOR

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR.

      The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2006. Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING DIRECTOR ELECTION BY MAJORITY VOTE

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER’S PROPOSAL.

      The United Brotherhood of Carpenters Pension Fund (“Fund”), which is the beneficial owner of approximately 5,000 shares of Synovus stock, has made a timely request that the following proposal, which the Fund intends to present for consideration at the 2006 Annual Meeting, be included in this Proxy Statement. The Fund has advised Synovus that a representative of the Fund intends to be present at the Annual Meeting to present this proposal for consideration. The proposal and related supporting statement are set forth below exactly as received by Synovus. The Fund’s request was submitted by Douglas J. McCarron, Fund Chairman, 101 Constitution Avenue, N.W., Washington, D.C. 20001.

Shareholder Resolution:

      “Resolved: That the shareholders of Synovus Financial Corp. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.”

Shareholder Supporting Statement:

      “Our Company is incorporated in Georgia. Among other issues, Georgia corporate law addresses the issue of the level of voting support necessary for a specific action, such as the election of corporate directors. Georgia law provides that unless a company’s articles of incorporation provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. (Georgia Business Corporation Code, 14-2-728.a.)

      Our Company presently uses the plurality vote standard to elect directors. This proposal requests that the Board initiate a change in the Company’s director election vote standard to provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

      We believe that a majority vote standard in director elections would give shareholders a meaningful role in the director election process. Under the Company’s current standard, a nominee in a director election can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from that nominee. The majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

      The majority vote proposal received high levels of support last year, winning majority support at Advanced Micro Devices, Freeport McMoRan, Marathon Oil, Marsh and McClennan, Office Depot, Raytheon, and others. Leading proxy advisory firms recommended voting in favor of the proposal.

      Some companies have adopted board governance policies requiring director nominees that fail to receive majority support from shareholders to tender their resignations to the board. We believe that these policies are inadequate for they are based on continued use of the plurality standard and would allow director nominees to be elected despite only minimal shareholder support. We contend that changing the legal standard to a majority vote is a superior solution that merits shareholder support.

      Our proposal is not intended to limit the judgment of the Board in crafting the requested governance change. For instance, the Board should address the status of incumbent director nominees who fail to receive a majority vote under a majority vote standard and whether a plurality vote standard may be appropriate in director elections when the number of director nominees exceeds the available board seats.

      We urge your support for this important director election reform.”

Board of Directors’ Statement in Opposition:

      Synovus believes that adherence to sound corporate governance policies and practices is important to ensuring that Synovus is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of its shareholders. Synovus currently elects its directors by a plurality standard, meaning that the nominees who receive the most affirmative votes are elected to the Board. This method of voting, which is permissible under Georgia law and is the predominant method currently in use among U.S. public companies, has served Synovus well for many years. In fact, in no instance can it be found that plurality voting prevented Synovus shareholders from either electing the directors they wanted to elect or otherwise expressing their dissatisfaction with any particular director or the Board as a whole.

      Synovus believes it would not be in the best interests of its shareholders to change the method by which directors are elected for the following reasons:

      The Fund’s proposal is unnecessary to achieve sound corporate governance at Synovus. Synovus has demonstrated its commitment to implementing best corporate governance practices and its openness to shareholder input regarding potential directors and governance. For example, in the area of director elections, the Board recently amended Synovus’ Corporate Governance Guidelines to provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation. This new guideline further provides for a process by which such director’s resignation is either accepted or rejected by the Corporate Governance and Nominating Committee and the Board. (See Appendix B of this Proxy Statement for this addition to the Corporate Governance Guidelines.) The Board also recently voted to recommend that the shareholders approve an amendment to Synovus’ Articles of Incorporation and bylaws to declassify the Board so that each director will be subject to shareholder approval on an annual basis. (See Proposal 2 of this Proxy Statement for Synovus’ proposal regarding the declassification of the Board.)

      Furthermore, Synovus maintains a director nomination and election process that is designed to give due regard to shareholder nominees. The Corporate Governance and Nominating Committee has a process for consideration of shareholder nominees, and the Board maintains a process for shareholders to communicate with the Board. The Board believes that these mechanisms, not the process requested by the Fund’s proposal, provide the best foundation for a strong and effective Board and excellence in corporate governance.

      Given the current state of applicable corporate law and practice, the Fund’s proposal for majority voting for directors may have unintended negative consequences. The Board believes that while conceptually the Fund’s proposal seems simple, implementation of the proposal would establish a potentially disruptive vote requirement that the Board does not believe is reasonable or in the best interests of Synovus’ shareholders. For example, the Fund’s proposal does not address what would happen if one or more incumbent directors fail to receive a majority of the votes cast. Georgia law provides that despite the expiration of a director’s term, such director continues to serve until a successor is elected and qualified or until there is a decrease in the number of directors. Therefore, under the Fund’s proposal, an incumbent director who does not receive a majority of the votes cast would nonetheless remain in office until such person’s successor was elected and qualified, absent resignation or removal from the Board. We believe that this situation would not reflect the views of shareholders who have chosen to exercise their right to vote for the directors of their choice at the annual meeting.

      In addition, the plurality voting standard is the methodology known to and understood by shareholders and used by corporations that have been identified as leaders in corporate governance reforms. Majority voting, on the other hand, is an uncertain, untested voting standard. It is possible that the unpredictability described above could deter the most qualified individuals from agreeing to serve as director candidates, whether nominated by the Board or a shareholder.

      A further consequence of the Fund’s proposal may be to unnecessarily increase the cost of soliciting shareholder votes. If the Fund’s proposal is approved, the Board may need to employ proactive telephone solicitations, subsequent mailings or other vote-procuring strategies to obtain shareholder approval in future elections. The Board believes this would not be a good expenditure of Synovus’ funds in connection with director elections.

      The Board believes that Synovus’ existing voting standard is fair, democratic and impartial and serves the best interests of its shareholders. Synovus’ history of electing, by a plurality, strong and independent boards is demonstrated in the fact that in the past ten years, the average affirmative vote for the directors has been greater than 98.7 percent of the votes cast. The outcome of Synovus’ election process would not have been different if the proposed majority voting standard had been used. Furthermore, the Board believes that the quality of its directors has a far greater impact on Synovus’ governance than the voting standard used to elect them.

EXECUTIVE OFFICERS

        The following table sets forth the name, age and position with Synovus of each executive officer of Synovus.

Name	Age	Position with Synovus

Richard E. Anthony(1)	59	President and Chief Executive Officer
James H. Blanchard(1)	64	Chairman of the Board
Frederick L. Green, III(2)	47	Vice Chairman
Elizabeth R. James(3)	44	Vice Chairman and Chief People Officer
G. Sanders Griffith, III(4)	52	Senior Executive Vice President, General Counsel and Secretary
Thomas J. Prescott(5)	51	Executive Vice President and Chief Financial Officer
Mark G. Holladay(6)	50	Executive Vice President and Chief Credit Officer
Andrew R. Klepchick(7)	43	Executive Vice President
Calvin Smyre(8)	58	Executive Vice President, Corporate Affairs

(1)	As Messrs. Blanchard and Anthony are directors of Synovus, relevant information pertaining to their positions with Synovus is set forth under the caption “Members of the Board of Directors” on page 10.

(2)	Frederick L. Green, III was elected Vice Chairman of Synovus in December 2003. From 1991 until 2003, Mr. Green served in various capacities with The National Bank of South Carolina, a banking subsidiary of Synovus, including President of The National Bank of South Carolina. Mr. Green continues to serve as Chairman of the Board of The National Bank of South Carolina.

(3)	Elizabeth R. James was elected Vice Chairman of Synovus in May 2000. From 1986 until 2000, Ms. James served in various capacities with Synovus, CB&T and/or TSYS, including Chief Information Officer and Chief People Officer of Synovus.

(4)	G. Sanders Griffith, III was elected Senior Executive Vice President, General Counsel and Secretary of Synovus in October 1995. From 1988 until 1995, Mr. Griffith served in various capacities with Synovus, including Executive Vice President, General Counsel and Secretary.

(5)	Thomas J. Prescott was elected Executive Vice President and Chief Financial Officer of Synovus in December 1996. From 1987 until 1996, Mr. Prescott served in various capacities with Synovus, including Executive Vice President and Treasurer.

(6)	Mark G. Holladay was elected Executive Vice President and Chief Credit Officer of Synovus in April 2000. From 1974 until 2000, Mr. Holladay served in various capacities with CB&T, including Executive Vice President.

(7)	Andrew R. Klepchick was elected Executive Vice President of Synovus in August 2005. From 1988 until 2005, Mr. Klepchick served in various positions with Creative Financial Group, Ltd., a financial planning subsidiary of Synovus, including Executive Vice President of Creative Financial Group, Ltd.

(8)	Calvin Smyre was elected Executive Vice President of Synovus in November 1996. From 1976 until 1996, Mr. Smyre served in various capacities with CB&T and/or Synovus, including Senior Vice President of Synovus.

STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS

        The following table sets forth ownership of shares of Synovus stock by each director, each executive officer named in the Summary Compensation Table on page 26 and all directors and executive officers as a group as of December 31, 2005.

	Shares of	Shares of	Shares of
	Synovus	Synovus	Synovus		Percentage
	Stock	Stock	Stock		of
	Beneficially	Beneficially	Beneficially		Outstanding
	Owned with	Owned with	Owned with	Total Shares	Shares of
	Sole Voting	Shared Voting	Sole Voting	of Synovus	Synovus
	And	And	but no	Stock	Stock
	Investment	Investment	Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/05	12/31/05	12/31/05	12/31/05(1)	12/31/05

Daniel P. Amos	51,122	417,274	500	468,896	*
Richard E. Anthony	584,394	189,774	64,238	1,143,689	*
James H. Blanchard	1,336,597	203,815	49,687	2,904,517	1
Richard Y. Bradley	23,124	84,887	500	108,511	*
Frank W. Brumley	25,609	—	500	26,109	*
Elizabeth W. Camp	22,901	2,703	500	26,104	*
C. Edward Floyd	846,471	269,365	500	1,116,336	*
Gardiner W. Garrard, Jr.	204,147	793,682	500	998,329	*
T. Michael Goodrich	186,284	35,898 (2)	500	222,682	*
Frederick L. Green, III	104,939	415	30,784	277,452	*
G. Sanders Griffith, III	200,770	3,424	71,879	485,261	*
V. Nathaniel Hansford	124,749	424,239	500	549,488	*
John P. Illges, III	281,204	441,429	500	723,133	*
Elizabeth R. James	32,997	—	4,754	148,646	*
Alfred W. Jones III	10,079	—	500	10,579	*
Mason H. Lampton	97,020	178,981 (3)	500	276,501	*
Elizabeth C. Ogie	477,263	3,001,567 (4)	500	3,479,330	1
H. Lynn Page	721,418	11,515	500	733,433	*
J. Neal Purcell	10,309	—	500	10,809	*
Melvin T. Stith	8,205	117	500	8,822	*
William B. Turner, Jr.	418,244	2,867,526 (4)	500	3,286,270	1
James D. Yancey	1,182,869	88,532	500	2,753,063	1
Directors and Executive Officers as a Group (26 persons)	7,160,761	6,155,802	255,438	17,456,470	5.5

*	Less than one percent of the outstanding shares of Synovus stock.

(1)	The totals shown for the following directors and executive officers of Synovus include the number of shares of Synovus stock that each individual, as of December 31, 2005, had the right to acquire within 60 days through the exercise of stock options:

Person	Number of Shares

Richard E. Anthony	305,283
James H. Blanchard	1,314,418
Frederick L. Green, III	141,314
G. Sanders Griffith, III	209,188
Elizabeth R. James	110,895
James D. Yancey	1,481,162

In addition, the other executive officers of Synovus had rights to acquire an aggregate of 322,209 shares of Synovus stock within 60 days through the exercise of stock options.

(2)	Includes 31,298 shares of Synovus stock held in trusts for which Mr. Goodrich is not the trustee. Mr. Goodrich disclaims beneficial ownership of such shares.

(3)	Includes 176,187 shares of Synovus stock held in a trust for which Mr. Lampton is not the trustee. Mr. Lampton disclaims beneficial ownership of such shares.

(4)	Includes 2,859,341 shares of Synovus stock held by a charitable foundation of which Mrs. Ogie and Mr. Turner are among the trustees.

     For a detailed discussion of the beneficial ownership of TSYS stock by Synovus’ named executive officers and directors and by all directors and executive officers of Synovus as a group, see “TSYS Stock Ownership of Directors and Management” on page 36.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors is comprised of five directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the New York Stock Exchange. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board” on page 5 and are more fully described in the Audit Committee charter adopted by the Board of Directors.

      One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States, on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

      [In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2005;

•	Discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); and

•	Received from KPMG LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

      Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.]

The Audit Committee

J. Neal Purcell, Chair
Elizabeth W. Camp
John P. Illges, III
H. Lynn Page
Melvin T. Stith

KPMG LLP Fees and Services

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by KPMG during those periods. All amounts include fees for services provided to TSYS by KPMG.

	2005	2004

Audit Fees(1)	$2,993,000	$2,994,000
Audit Related Fees(2)	1,331,000	1,719,000
Tax Fees(3)	355,000	416,000
All Other Fees(4)	-0-	52,000

Total	$4,679,000	$5,181,000

(1)	Audit fees represent fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters and audit or attestation services provided in connection with other statutory or regulatory filings.

(2)	Audit related fees consisted principally of fees for certain agreed upon procedures engagements, certain internal control reports, employee benefit plan audits and due diligence services related to acquisitions.

(3)	Tax fees consisted of fees for tax compliance/preparation ($88,000 in 2005) and tax consultation ($267,000 in 2005) services.

(4)	All other fees consisted principally of certain agreed upon procedures related to computer security.

Policy on Audit Committee Pre-Approval

      The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

      The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

      Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each specified service is allocated to the appropriate category and accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services and the budget for such services.

      The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the cash and noncash compensation for each of the last three fiscal years for the chief executive officer of Synovus and for the other four most highly compensated executive officers of Synovus.

SUMMARY COMPENSATION TABLE

					Long-Term
	Annual Compensation				Compensation Awards

				Other	Restricted
				Annual	Stock	Securities	All Other
				Compensation	Award(s)	Underlying	Compensation
Name and Principal Position	Year	Salary	Bonus	(1)	(2)	Options/SARs	(3)

Richard E. Anthony	2005	$643,050	$964,575	$10,000	$1,700,000	57,047	$263,658
President and Chief	2004	510,000	510,000	10,000	-0-	45,620	113,369
Executive Officer	2003	441,606	66,092	10,000	-0-	-0-	81,806

James H. Blanchard	2005	743,200	1,114,800	-0-	-0-	90,716	331,830
Chairman of the Board	2004	811,000	811,000	-0-	-0-	89,300	196,816
	2003	765,000	-0-	5,000	-0-	-0-	179,457

G. Sanders Griffith, III	2005	397,500	417,375	-0-	143,246	16,023	99,735
Senior Executive Vice	2004	382,000	267,400	-0-	-0-	31,518	61,039
President, General	2003	360,000	49,140	-0-	-0-	-0-	44,774
Counsel and Secretary

Frederick L. Green, III	2005	359,000	376,950	5,000	825,627	14,052	139,025
Vice Chairman	2004	335,000	234,500	-0-	-0-	16,782	197,851
	2003	280,000	41,623	-0-	-0-	-0-	89,025

Elizabeth R. James	2005	354,000	371,700	5,000	127,502	14,262	123,800
Vice Chairman	2004	340,000	238,000	-0-	-0-	28,016	86,511
and Chief People Officer	2003	320,000	43,680	-0-	-0-	-0-	66,944

(1)	Amount for 2005 includes matching contributions under the Synovus Director Stock Purchase Plan of $10,000 for Mr. Anthony and $5,000 each for Mr. Green and Ms. James. Perquisites and other personal benefits are excluded because the aggregate amount does not exceed the lesser of $50,000 or 10% of annual salary and bonus for the named executives.

(2)	On January 21, 2005, 63,386 shares of restricted stock were granted to Mr. Anthony with a performance-based vesting schedule. The restricted shares have seven 1-year performance periods (2005-2011) during which the Compensation Committee establishes an earnings per share goal and, if such goal is attained during any performance period, 20% of the restricted shares will vest. On January 21, 2005, 26,100 restricted shares were granted to Mr. Green which vest as follows: 20% on January 21, 2006, 2007, 2008, 2009 and 2010. As of December 31, 2005, Mr. Anthony held 64,238 restricted shares with a value of $1,735,068, Mr. Griffith held 5,341 restricted shares with a value of $144,260, Mr. Green held 30,784 restricted shares with a value of $831,476 and Ms. James held 4,754 restricted shares with a value of $128,406. Dividends are paid on all restricted shares.

(3)	The 2005 amount includes director fees of $98,700, $90,700, $50,000 and $35,000 for Messrs. Blanchard, Anthony and Green and Ms. James, respectively, in connection with their service as directors and/or advisory directors of Synovus and certain of its subsidiaries; contributions or other allocations to defined contribution plans of $31,500 for each executive; and allocations pursuant to defined contribution excess benefit agreements of $201,630, $141,458, $68,235, $57,525 and $57,300 for each of Messrs. Blanchard, Anthony, Griffith and Green and Ms. James, respectively.

Stock Option Exercises and Grants

      The following tables provide certain information regarding stock options granted and exercised in the last fiscal year and the number and value of unexercised options at the end of the fiscal year.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

			% of Total
			Options			Potential Realized Value at
			SARs			Assumed Annual Rates of
	Options/		Granted to	Exercise		Stock Price Appreciation
	SARs		Employees	or Base		For Option Term(1)
	Granted		in Fiscal	Price	Expiration
Name	(#)		Year	($/Share)	Date	5%($)	10%($)

Richard E. Anthony	57,047	(2)	2.2%	$26.82	1/20/2015	$962,209	$2,438,427
James H. Blanchard	90,716	(2)	3.6	26.82	1/20/2015	1,530,103	3,877,580
G. Sanders Griffith, III	16,023	(2)	0.6	26.82	1/20/2015	270,259	684,890
Frederick L. Green, III	14,052	(2)	0.6	26.82	1/20/2015	237,014	600,641
Elizabeth R. James	14,262	(2)	0.6	26.82	1/20/2015	240,556	609,617

(1)	The dollar gains under these columns result from calculations using the identified growth rates and are not intended to forecast future price appreciation of Synovus stock.

(2)	Options granted on January 21, 2005 at fair market value. Options become exercisable on January 21, 2008. Options are transferable to family members.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR

AND FY-END OPTION/ SAR VALUES

			Number of Securities		Value of
			Underlying Unexercised		Unexercised In-the-Money
			Options/SARs at		Options/SARs at
	Shares	Value	FY-End(#)		FY-End($)(1)
	Acquired on	Realized
Name	Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Anthony	-0-	-0-	259,663	502,667	$1,516,556	$3,799,601
James H. Blanchard	-0-	-0-	1,225,118	1,680,016	9,684,688	13,081,586
G. Sanders Griffith, III	254,480	$2,923,997	177,670	447,541	840,357	3,773,333
Frederick L. Green, III	56,250	988,081	114,532	40,834	543,249	45,454
Elizabeth R. James	23,076	198,596	82,879	442,278	312,555	3,768,411

(1)	Market value of underlying securities at exercise or year-end, minus the exercise or base price.

Employment Contracts and Change in Control Arrangements

      Employment Agreement with Mr. Blanchard. Synovus entered into an Employment Agreement with Mr. Blanchard, Chairman of the Board of Synovus, effective September 13, 1999. Under the Employment Agreement, Mr. Blanchard agreed to serve as CEO of Synovus for five years, and to remain employed by Synovus for seven years. Under this Agreement, Mr. Blanchard receives a base salary that is determined on an annual basis by the Synovus Compensation Committee. During 2005, Synovus paid Mr. Blanchard a base salary of $743,200 under this Employment Agreement. The Employment Agreement with Mr. Blanchard also provides that Mr. Blanchard will receive deferred compensation totaling $468,000 over a 10 to 15 year period following his death, disability or other termination of employment. This deferred compensation may be forfeited in the event Synovus terminates his employment for cause, he violates a two year covenant not to compete, or in the event of his death by suicide.

      Long-Term Incentive Plans. Under the terms of Synovus’ 1992, 1994, 2000 and 2002 Long-Term Incentive Plans, all awards become automatically vested in the event of a Change of Control, as defined below, unless otherwise determined by the Compensation Committee at grant. Awards under the Plans may include stock options, restricted stock, stock appreciation rights and performance awards. Messrs. Blanchard, Anthony, Griffith and Green and Ms. James each have received restricted stock and stock options under the Long-Term Incentive Plans.

      Change of Control Agreements. Synovus has entered into Change of Control Agreements with Messrs. Blanchard, Anthony, Griffith and Green and with Ms. James, and certain other executive officers. In the event of a Change of Control, an executive would receive the following:

•	Three times the executive’s current base salary and bonus (bonus is defined as the average bonus over the past three years measured as a percentage multiplied by the executive’s current base salary);

•	Three years of medical, life, disability and other welfare benefits; and

•	A pro rata bonus through the date of termination for the separation year.

      In order to receive these benefits, an executive must be actually or constructively terminated within two years following a Change of Control. A Change of Control under these agreements is defined as: (i) the acquisition of 20% or more of the “beneficial ownership” of Synovus’ outstanding voting stock, with certain exceptions for Turner family members; (ii) the persons serving as directors of Synovus as of January 21, 2005, and their replacements or additions, ceasing to comprise at least two-thirds of the Board members; or (iii) a merger, consolidation, reorganization or sale of Synovus’ assets unless the prior owners of Synovus own more than 60% of the new company, no person owns more than 20% of the new company, and two-thirds of the new company’s Board members are prior Board members of Synovus. In the event an executive is impacted by the Internal Revenue Service excise tax that applies to certain Change of Control arrangements, and the Change of Control payments exceed the IRS cap by more than 110%, the executive would receive additional payments so that he or she would be in the same position as if the excise tax did not apply. The Change of Control Agreements do not provide for any retirement benefits or perquisites.

STOCK PERFORMANCE GRAPH

        The following graph compares the yearly percentage change in cumulative shareholder return on Synovus stock with the cumulative total return of the Standard & Poor’s 500 Index and the Keefe, Bruyette & Woods 50 Bank Index for the last five fiscal years (assuming a $100 investment on December 31, 2000 and reinvestment of all dividends).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

SYNOVUS FINANCIAL CORP., S&P 500 AND KBW 50 BANK INDEX

	2000	2001	2002	2003	2004	2005

Synovus	$100	$95	$75	$115	$117	$114

S&P 500	$100	$88	$69	$88	$98	$103

KBW 50	$100	$96	$89	$119	$131	$133

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

        The Compensation Committee of Synovus is responsible for the oversight and administration of the Synovus executive compensation program. The Committee’s charter reflects these responsibilities. To fulfill its responsibilities, the Committee meets at scheduled times during the year, and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Synovus Board of Directors. Under its charter, the Committee has the authority to retain outside advisors to assist the Committee in fulfilling its responsibilities. In this regard, the Committee has directly engaged an outside compensation consultant to assist the Committee in its review of the compensation for Synovus’ executive officers.

Overall Compensation Philosophy

      The Committee’s overall compensation philosophy is that a substantial portion (though not necessarily a majority) of an executive’s compensation should be “at risk” and vary with the performance of Synovus. Both the short-term and long-term performance of Synovus directly affect executive compensation — each executive’s annual bonus and retirement plan contributions vary with Synovus’ short-term performance and each executive’s long-term incentive awards vary with Synovus’ long-term performance. The Committee believes that the Synovus executive compensation program has a higher proportion of total compensation “at risk” based upon performance than the executive compensation programs at competitor companies. The Committee believes that its “at risk” philosophy effectively aligns the executive compensation program with the interests of shareholders.

Primary Components of Executive Compensation

      The primary components of the Synovus executive compensation program are:

•	Base Salary

•	Annual Bonus

•	Long-Term Incentives

      Each of these primary components is discussed below in detail.

      Base Salary. Base salary is an executive’s annual rate of pay without regard to any other elements of compensation. The primary consideration used by the Committee to determine an executive’s base salary is a market comparison of comparable positions within banks similar in asset size or market capitalization to Synovus (“similar companies”) based upon the executive’s level of responsibility and experience. Base salaries are targeted in the median range of similar companies. In addition to market comparisons, internal equity and individual performance are also considered in determining an executive’s base salary. Based upon market comparisons, the Committee increased Mr. Anthony’s base salary in 2005, as well as the base salaries of Synovus’ other executive officers.

      Annual Bonus. The Committee currently awards annual bonuses under two different plans, the Synovus Executive Bonus Plan (which was approved by Synovus shareholders in 2001) and the Synovus Incentive Bonus Plan. The Committee selects the participants in each Plan from year to year. For 2005, the Committee selected Messrs. Blanchard and Anthony to participate in the Executive Bonus Plan while Messrs. Griffith and Green and Ms. James were selected to participate in the Incentive Bonus Plan. Under the terms of the Plans, bonus amounts are paid as a percentage of base earnings based on the achievement of performance goals that are established each year by the Committee. The performance goals are chosen by the Committee from a variety of performance measurements. For 2005, the Committee established a payout matrix based on attainment of growth in diluted earnings per share goals for Mr. Anthony and Synovus’ other executive officers. The target percentage payouts under the Plans for 2005 were 100% for Messrs. Blanchard and Anthony and 70% for Messrs. Griffith and Green and Ms. James. Synovus’ financial performance and each executive’s individual performance can reduce the bonus awards determined by the attainment of the goals. Synovus exceeded its earnings per share growth goal for 2005. However, based upon a recommendation from management, the Committee exercised downward discretion and reduced the bonus awards by 50% based upon affordability and pending deconversions of TSYS clients. After exercising downward discretion, the Committee awarded Messrs. Blanchard, Anthony, Griffith and Green and Ms. James the bonus amounts as set forth in the Summary Compensation Table.

      Long-Term Incentives. The Committee has awarded long-term incentives in the form of stock options and restricted stock awards to executives. Restricted stock awards are designed to create equity ownership and to focus executives on the long-term performance of Synovus. Stock options provide executives with the opportunity to buy and maintain an equity interest in Synovus and to share in its capital appreciation. The Committee has established a payout matrix for long-term grants that uses total shareholder return measured by Synovus’ performance (stock price increases plus dividends) and how Synovus’ total shareholder return compares to the return of the peer group of companies appearing in the Stock Performance Graph on page 29. For the 2005 long-term incentive awards, total shareholder return and peer comparisons were measured during the 2002 to 2004 performance period. Based upon Synovus’ performance as measured by the payout matrix during the performance period, the Committee awarded Messrs. Blanchard, Anthony, Griffith and Green and Ms. James stock options of 90,716, 57,047, 16,023, 14,052 and 14,262 shares, respectively, and the Committee awarded Messrs. Griffith and Green and Ms. James restricted shares of 5,341, 4,684 and 4,754, respectively, which options and restricted shares vest on January 21, 2008. In addition, in order to reflect their promotion into new roles and their assumption of new responsibilities, the Committee awarded Mr. Anthony and Mr. Green restricted shares of 63,386 and 26,100 shares, respectively. The restricted shares granted to Mr. Anthony are performance-based, with seven 1-year performance periods. During each performance period, the Committee establishes an earnings per share goal and, if such goal is attained during the performance period, 20% of the restricted shares will vest. The restricted shares granted to Mr. Green vest as follows: 20% on January 21, 2006, 2007, 2008, 2009 and 2010.

      Stock Ownership Guidelines and Hold Until Retirement Provision. The Committee has adopted Executive Stock Ownership Guidelines to align the interests of Synovus’ executive officers to that of Synovus’ shareholders. For the named executive officers, the Guideline is a number of shares equal to five (for Messrs. Blanchard and Anthony), or three (for Messrs. Griffith and Green and Ms. James) times the executive’s base salary as of January 1, 2006, divided by the average closing price of Synovus stock for the 2005 calendar year. The Guideline, which was initially effective January 1, 2004, is recalculated at the beginning of each calendar year. Executives have a five year grace period to fully achieve the Guideline, with an interim three year grace period to attain a specified percentage of the Guideline. Until the Guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options, excluding shares used to pay the option’s exercise price and any taxes due upon exercise. The Guidelines permit the development of an alternative ownership plan by the Chairman of the Board and Chairman of the Compensation Committee in the event of an executive’s severe financial hardship. In 2005, the Committee added a Hold Until Retirement provision to the Guideline. Under this provision, executives who have satisfied the Guideline are required to retain ownership of 50% of all stock acquired through Synovus’ stock compensation plans, after taxes and transaction costs, until retirement, or other termination of employment.

Other Compensation Components

      Synovus executives receive other benefits in addition to the components described above. Those benefits, which are described below, are retirement and health and welfare benefits, perquisites and change of control/severance agreements.

      Retirement Plans. Synovus sponsors three qualified retirement benefit plans: the Synovus/ TSYS Money Purchase Pension Plan, the Synovus/ TSYS Profit Sharing Plan and the Synovus/ TSYS 401(k) Savings Plan (collectively the “Retirement Plans”). The Retirement Plans, which are designed to provide retirement income, are directly related to Synovus’ performance because, in addition to the annual 7% of compensation money purchase pension contribution, additional contributions can be made (up to a maximum of 14% of compensation), depending upon Synovus’ performance. For 2005, Mr. Anthony and Synovus’ other executive officers received a contribution of 7% of compensation under the Synovus/ TSYS Profit Sharing Plan and 1% of compensation under the Synovus/ TSYS 401(k) Savings Plan based upon Synovus’ performance. The Synovus/ TSYS Deferred Compensation Plan (“Deferred Plan”) is a non-qualified deferred compensation plan that replaces benefits lost under the qualified retirement plans due to legal limits. The Deferred Plan does not provide executives with an “above market” rate of return. Instead, executives’ deferred accounts under the Deferred Plan are invested among the investment alternatives offered under the Synovus/ TSYS 401(k) Savings Plan at the election of each executive.

      Health and Welfare Benefits. Health and welfare benefits are designed to protect against catastrophic events, such as illness, disability and death. Executives generally receive the same health and welfare benefits offered to other Synovus team members. There were no premiums paid on split-dollar life insurance policies on behalf of Mr. Anthony or any executive officer during 2005 and, due to recent legislative changes, the Committee does not anticipate that there will be any split-dollar premiums paid in the future.

      Perquisites. The Committee’s philosophy is that perquisites should be an extremely small portion of total compensation, although some perquisites are offered as a part of the executive compensation program in order to attract and retain executives. The perquisites provided to Mr. Anthony and Synovus executives during 2005 included an auto allowance, personal use of corporate aircraft, payment of club dues, and financial planning assistance. Valued on an incremental cost basis, the perquisites do not exceed the lesser of $50,000 or 10% of the annual salary and bonus for Mr. Anthony and the named executives.

      Change of Control/ Severance Arrangements. With respect to severance arrangements, the Committee’s philosophy is that compensation should be earned while an executive is employed, and not after the executive has separated employment. The Committee has approved limited arrangements, however, when it deems appropriate under the circumstances. For example, the Committee has approved change of control arrangements for its executives. During 2004 and the beginning of 2005, the Committee reviewed the change of control arrangements and determined that certain provisions were not in line with the Committee’s philosophy or market practice. As a result, the Change of Control Agreements for the named executive officers were amended at the beginning of 2005 to: (1) change the definition of a “change in control” from a merger in which less than two-thirds (2/3) of shareholders carryover to a merger in which less than sixty percent (60%) of shareholders carryover, (2) eliminate the ability of an executive to trigger benefits by voluntarily resigning during the 13th month following a change of control, (3) extend the time during which an executive can receive benefits under the agreement upon an involuntary termination without cause or a voluntary termination for good reason from one year to two years, and (4) provide that a gross-up for excise taxes only occurs if the total change of control payments exceed 110% of the applicable IRS cap.

      Section 162(m). Internal Revenue Code Section 162(m) limits the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and four other highest paid executives for amounts in excess of $1 million, unless certain conditions are met. Because the Committee seeks to maximize shareholder value, the Committee has taken steps to ensure that any compensation paid to its executives in excess of $1 million is deductible. When necessary to meet the requirements for deductibility under the Internal Revenue Code, a member of the Committee may abstain from voting on performance based compensation. For 2005, Messrs. Blanchard, Anthony, Griffith and Green would have been affected by this provision, but for the steps taken by the Committee. The Committee reserves the ability to make awards which do not qualify for full deductibility under the Internal Revenue Code, however, if the Committee determines that the benefits of doing so outweigh full deductibility.

Total Compensation Review

      During 2005, the Committee reviewed all components of executive compensation for Mr. Anthony and Synovus’ other executive officers and concluded that the total compensation amounts (and, in the case of the change of control arrangements, the potential payout amounts) are reasonable and not excessive. In addition, a “tally sheet” for Mr. Anthony was prepared and reviewed by the Committee. The “tally sheet” added all of the components of Mr. Anthony’s compensation including base salary, bonus, long-term incentive compensation, health and welfare benefits, retirement benefits and perquisites. The “tally sheet” also set forth the value of accumulated stock option and restricted stock gains with respect to both previous and outstanding equity grants. In addition, the “tally sheet” projected future salary and bonus amounts and the potential value of future stock option and restricted stock grants. The “tally sheet” also projected dollar amounts that would be payable to Mr. Anthony in the event of a change of control or under several potential severance scenarios. The Committee believes that the executive compensation program’s pay-for-performance philosophy has aligned executive pay at Synovus with the interests of Synovus shareholders.

The Compensation Committee

V. Nathaniel Hansford, Chair
T. Michael Goodrich
Mason H. Lampton

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 2005, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also customers. In management’s opinion, the lending relationships with these directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

      On January 3, 2005, Synovus made a capital commitment of $60 million to TTP Fund II, L.P. (“TTP II”), which currently represents an approximately 82.79% interest in TTP II. As of January 20, 2006, Synovus had funded approximately 12.01% of its capital commitment. TTP II is managed by Total Technology Partners II, LLC, its general partner. The general partner of TTP II will receive a 20% carried interest in TTP II. As direct and indirect owners of carried interest units in the TTP II general partner, Synovus and Gardiner W. Garrard, III, the son of Gardiner W. Garrard, Jr. who serves as a director of Synovus, TSYS and CB&T, will be entitled to receive approximately 15% and 42.5%, respectively, of any carried interest distributions made by TTP II to its general partner.

      Synovus has made a capital commitment of $30 million to TTP Fund, L.P. (“TTP I”), a predecessor fund to TTP II. This capital commitment currently represents an approximately 79.79% interest in TTP I. As of January 20, 2006, Synovus had funded approximately 84.67% of its capital commitment. Synovus will receive a 5% carried interest in TTP I. TTP I is managed by Total Technology Partners, LLC, its general partner, which will receive a 15% carried interest in TTP I. Gardiner W. Garrard, III is entitled to receive 47.4% of any carried interest received by the general partner through his ownership interest in the general partner.

      The general partner of each of the funds has entered into an agreement with Total Technology Ventures, LLC (“TTV”) pursuant to which TTV will provide investment management administrative services to each such general partner. Synovus and Gardiner W. Garrard, III hold percentage interests in TTV of 60% and 20%, respectively, and have capital commitments of $1,200,000, and $400,000, respectively, of which 75% have been funded. Synovus serves as the manager of TTV. Gardiner W. Garrard, III and an unrelated member of TTV share responsibility for the day-to-day operations of TTV. The fee payable quarterly by each general partner to TTV for the services provided equals the management fee received quarterly by such general partner from the fund it manages, subject to certain adjustments and reductions. The management fee payable to TTV by the general partner of TTP I and TTP II for such services during 2005 was $743,595, and $1,532,436, respectively. For his role as President and Chief Executive Officer of TTV and managing member of each general partner, Gardiner W. Garrard, III received $250,000 in compensation during 2005.

      During 2005, Synovus and its subsidiaries paid the Sea Island Company $251,420 for various hospitality services. Alfred W. Jones III, a director of Synovus and TSYS, is an officer, director and shareholder of the Sea Island Company. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of CB&T, is a director of the Sea Island Company. The charges for these services are comparable to charges to similarly situated unrelated third parties for similar services at similar facilities.

      Synovus leased various properties in Columbus, Georgia from W.C. Bradley Co. for office space and storage during 2005. The rent paid for the space was $983,970. During 2005, TSYS leased office space in Columbus, Georgia from W.C. Bradley Co. for lease payments of $726,512. Also during 2005, W.C. Bradley Co. paid a subsidiary of TSYS $1,933,677 for various printing services. The terms of the lease agreements and the charges for printing services are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

      CB&T and W.C.B. Air L.L.C. are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. W.C. Bradley Co. owns all of the limited liability company interests of W.C.B. Air. CB&T and W.C.B. Air have each agreed to pay fixed fees for each hour they fly the aircraft owned and/or leased pursuant to the Joint Ownership Agreement. CB&T paid an aggregate sum of $3,963,520 for use of the aircraft during 2005 pursuant to the terms of the Joint Ownership Agreement. This amount represents the charges incurred by CB&T and its affiliated corporations for use of the aircraft, and includes $1,947,275 for TSYS’ use of the aircraft, for which CB&T was reimbursed by TSYS. James H. Blanchard, Chairman of the Board of Synovus, Chairman of the Executive Committee of TSYS and a director of CB&T, is a director of W.C. Bradley Co. James D. Yancey, Chairman of the Board of CB&T and a director of Synovus and TSYS, is a director of W.C. Bradley Co. William B. Turner, Jr., Vice Chairman of the Board and President of W.C. Bradley Co., is a director of Synovus and CB&T. John T. Turner, William B. Turner, Jr.’s brother, is a director of W.C. Bradley Co. and a director of TSYS and CB&T.

      During 2005, a banking subsidiary of Synovus leased office space in Daniel Island, South Carolina from DIBS Holdings, LLC for $170,203. Frank W. Brumley, a director of Synovus, is managing member of and holds a 30% equity interest in DIBS Holdings, LLC. The terms of the lease agreement are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

      During 2005, Synovus and its wholly owned subsidiaries and TSYS paid to Communicorp, Inc. $556,044 and $712,058, respectively, for printing, marketing and promotional services provided by Communicorp, Inc. Communicorp, Inc. is a wholly owned subsidiary of Aflac Incorporated. Daniel P. Amos, a director of Synovus, is Chief Executive Officer and a director of Aflac Incorporated. The amount paid to Communicorp, Inc. by Synovus and its subsidiaries, including TSYS, represents less than .01% of Aflac Incorporated’s 2005 gross revenues. The payments for these services are comparable to payments between similarly situated unrelated third parties for similar services.

      William Russell Blanchard, a son of James H. Blanchard, Chairman of the Board of Synovus, was employed by a subsidiary of Synovus as a retail banking executive during 2005. William Russell Blanchard received $135,130 in compensation during 2005. James Edwin Blanchard, a son of James H. Blanchard, was employed by Synovus as a pilot during 2005. James Edwin Blanchard received $69,872 in compensation during 2005. William Fray McCormick, the son-in-law of director Richard Y. Bradley, was employed by a subsidiary of Synovus as a trust officer during 2005. Mr. McCormick received $96,470 in compensation for his services during the year. James Kimbrough Sheek, IV, the son-in-law of director H. Lynn Page, was employed by a subsidiary of Synovus as a trust officer during 2005. Mr. Sheek received $145,633 in compensation during 2005. Roderick Cowan Hunter, the son-in-law of director James D. Yancey, was employed by a subsidiary of Synovus as a director of sales and marketing during 2005. Mr. Hunter received $121,594 in compensation during 2005. The compensation received by the employees listed above is determined under the standard compensation practices of Synovus.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the number of shares of Synovus stock held by the only known holders of more than 5% of the outstanding shares of Synovus stock as of December 31, 2005.

	Shares of Synovus Stock	Percentage of Outstanding Shares of
	Beneficially Owned	Synovus Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/05	as of 12/31/05

Synovus Trust Company, N.A.(1)	50,206,073 (2)	16.1%
1148 Broadway Columbus, Georgia 31901

(1)	The shares of Synovus stock held by Synovus Trust Company are voted by the President of Synovus Trust Company.

(2)	As of December 31, 2005, the banking, brokerage, investment advisory and trust company subsidiaries of Synovus, including CB&T through its wholly owned subsidiary, Synovus Trust Company, held in various fiduciary or advisory capacities a total of 50,227,188 shares of Synovus stock as to which they possessed sole or shared voting or investment power. Of this total, Synovus Trust Company held 45,947,817 shares as to which it possessed sole investment power, 42,856,998 shares as to which it possessed sole voting power, 708,071 shares as to which it possessed shared voting power and 3,511,840 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 21,115 shares as to which they possessed sole investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of Synovus stock which are held by them in various fiduciary, advisory, non-advisory or agency capacities.

RELATIONSHIPS BETWEEN SYNOVUS, CB&T, TSYS
AND CERTAIN OF SYNOVUS’ SUBSIDIARIES
AND AFFILIATES

Beneficial Ownership of TSYS Stock by CB&T

      The following table sets forth, the number of shares of TSYS stock beneficially owned by CB&T, the only known beneficial owner of more than 5% of the issued and outstanding shares of TSYS stock, as of December 31, 2005.

	Shares of TSYS Stock	Percentage of Outstanding Shares of
	Beneficially Owned	TSYS Stock Beneficially Owned
Name and Address of Beneficial Owner	as of 12/31/05	as of 12/31/05

Columbus Bank and Trust Company	159,630,980(1)(2)	81%
1148 Broadway Columbus, Georgia 31901

(1)	CB&T individually owns these shares.

(2)	As of December 31, 2005, Synovus Trust Company, N.A. and the other banking, brokerage, investment advisory and trust company subsidiaries of Synovus held in various fiduciary or advisory capacities a total of 3,116,723 shares (1.6%) of TSYS stock. Of this total, Synovus Trust Company held 2,763,470 shares as to which it possessed sole voting power, 2,751,441 shares as to which it possessed sole investment power, 270,328 shares as to which it possessed shared voting power and 359,624 shares as to which it possessed shared investment power. The other banking, brokerage, investment advisory and trust subsidiaries of Synovus held 5,658 shares as to which they possessed sole investment power. Synovus and its subsidiaries disclaim beneficial ownership of all shares of TSYS stock which are held by them in various fiduciary, advisory, non-advisory and agency capacities.

     CB&T, by virtue of its ownership of 159,630,980 shares, or 81% of the outstanding shares of TSYS stock on December 31, 2005, presently controls TSYS. Synovus presently controls CB&T.

Interlocking Directorates of Synovus, CB&T and TSYS

      Five of the members of Synovus’ Board of Directors also serve as members of the Boards of Directors of TSYS and CB&T. They are James H. Blanchard, Richard Y. Bradley, Gardiner W. Garrard, Jr., H. Lynn Page and James D. Yancey. Richard E. Anthony, William B. Turner, Jr. and Elizabeth C. Ogie serve as members of the Board of Directors of CB&T. John P. Illges, III, Alfred W. Jones III and Mason H. Lampton serve as members of the Board of Directors of TSYS.

TSYS Stock Ownership of Directors and Management

      The following table sets forth the number of shares of TSYS stock beneficially owned by each of Synovus’ directors, each executive officer named in the Summary Compensation Table on page 26 and all directors and executive officers as a group as of December 31, 2005.

		Shares of	Shares of
	Shares of	TSYS Stock	TSYS Stock
	TSYS Stock	Beneficially	Beneficially		Percentage of
	Beneficially	Owned with	Owned with	Total	Outstanding
	Owned with	Shared	Sole Voting	Shares of	Shares of
	Sole Voting	Voting and	and No	TSYS Stock	TSYS Stock
	and Investment	Investment	Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/05	12/31/05	12/31/05	12/31/05	12/31/05

Daniel P. Amos	—	820,800	—	820,800	*
Richard E. Anthony	—	—	—	—	—
James H. Blanchard	669,569	360,480	—	1,030,049	1
Richard Y. Bradley	24,803	5,000	500	30,303	*
Frank W. Brumley	10,000	—	—	10,000	*
Elizabeth W. Camp	—	—	—	—	—

		Shares of	Shares of
	Shares of	TSYS Stock	TSYS Stock
	TSYS Stock	Beneficially	Beneficially		Percentage of
	Beneficially	Owned with	Owned with	Total	Outstanding
	Owned with	Shared	Sole Voting	Shares of	Shares of
	Sole Voting	Voting and	and No	TSYS Stock	TSYS Stock
	and Investment	Investment	Investment	Beneficially	Beneficially
	Power as of	Power as of	Power as of	Owned as of	Owned as of
Name	12/31/05	12/31/05	12/31/05	12/31/05	12/31/05

C. Edward Floyd	20,000	—	—	20,000	*
Gardiner W. Garrard, Jr.	22,421	—	500	22,921	*
T. Michael Goodrich	—	—	—	—	—
Frederick L. Green, III	—	138	—	138
G. Sanders Griffith, III	2,688	—	16,734	19,422	*
V. Nathaniel Hansford	1,592	—	—	1,592	*
John P. Illges, III	104,589	81,750	500	186,839	*
Elizabeth R. James	16,999	—	—	16,999	*
Alfred W. Jones III	6,419	—	500	6,919	*
Mason H. Lampton	77,768	30,614	500	108,882	*
Elizabeth C. Ogie	7,200	45,290	—	52,490	*
H. Lynn Page	316,623	131,146	500	448,269	*
J. Neal Purcell	1,000	—	—	1,000	*
Melvin T. Stith	—	—	—	—	—
William B. Turner, Jr.	—	576,000	—	576,000	*
James D. Yancey	609,176	42,730	500	733,406	*
Directors and Executive Officers as a Group (26 persons)	1,974,012	2,093,948	20,234	4,088,194	2.1

*	Less than one percent of the outstanding shares of TSYS stock.

Transactions and Agreements Between Synovus, CB&T, TSYS and Certain of Synovus’ Subsidiaries

      The terms of the transactions set forth below are comparable to those provided for between similarly situated unrelated third parties in similar transactions.

      During 2005, CB&T and certain of Synovus’ other banking subsidiaries received electronic payment processing services from TSYS. During 2005, TSYS derived $4,996,055 in revenues from CB&T and certain of Synovus’ other banking subsidiaries for the performance of electronic payment processing services and $6,074,717 in revenues from Synovus and its subsidiaries for the performance of other data processing, software and business process management services.

      TSYS and Synovus are parties to Lease Agreements pursuant to which Synovus leased from TSYS office space for lease payments aggregating $945,382 during 2005.

      Synovus and TSYS are parties to Management Agreements pursuant to which Synovus provides certain management services to TSYS. During 2005, these services included human resource services, maintenance services, security services, communication services, corporate education services, travel services, investor relations services, corporate governance services, legal services, regulatory and statutory compliance services, executive management services performed on behalf of TSYS by certain of Synovus’ officers and financial services. As compensation for management services provided during 2005, TSYS paid Synovus aggregate management fees of $8,131,427. Management fees are subject to future adjustments based upon charges at the time by unrelated third parties for comparable services.

      During 2005, Synovus Trust Company served as trustee of various employee benefit plans of TSYS. During 2005, TSYS paid Synovus Trust Company trustee’s fees under these plans of $563,074. Also during 2005, Synovus Investment Advisors, Inc., a subsidiary of Synovus, provided advisory services to various employee benefit plans of TSYS for advisory fees of $28,453.

      During 2005, CB&T paid TSYS Total Debt Management, Inc., a subsidiary of TSYS, $324,000 for debt collection services.

      During 2005, Columbus Depot Equipment Company, a wholly owned subsidiary of TSYS, and Synovus, CB&T and two of Synovus’ other subsidiaries were parties to Lease Agreements pursuant to which Synovus, CB&T and two of Synovus’ other subsidiaries leased from Columbus Depot Equipment Company computer related equipment for bankcard and bank data processing services for lease payments aggregating $9,540.

      During 2005, Synovus and CB&T paid TSYS an aggregate of $1,563,962 for miscellaneous reimbursable items, such as data links, network services and postage, primarily related to processing services provided by TSYS.

      During 2005, Synovus, CB&T and other Synovus subsidiaries paid to Columbus Productions, Inc., a wholly owned subsidiary of TSYS, $607,880 for printing services.

      During 2005, CB&T leased office space from TSYS for lease payments of $39,405. In addition, TSYS leased furniture and equipment from CB&T during 2005 for lease payments of $101,592. Also during 2005, TSYS and its subsidiaries were paid $2,827,759 of interest by CB&T and certain of Synovus’ other banking subsidiaries in connection with deposit accounts with, and commercial paper purchased from, CB&T and certain of Synovus’ other banking subsidiaries. Furthermore, during 2005 TSYS paid CB&T and certain of Synovus’ other banking subsidiaries fees of $104,831 for the provision of other banking services and $37,215 of interest.

      TSYS has entered into an agreement with CB&T with respect to the use of aircraft owned or leased by CB&T and W.C.B. Air L.L.C. CB&T and W.C.B. Air are parties to a Joint Ownership Agreement pursuant to which they jointly own or lease aircraft. TSYS paid CB&T $1,947,275 for its use of the aircraft during 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

      To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Forms 5 were required for those persons, Synovus believes that during the fiscal year ended December 31, 2005 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Amos reported two transactions late on two reports.

SHAREHOLDER PROPOSALS AND NOMINATIONS

        In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2007 Annual Meeting of Shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than November 24, 2006. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

      For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 24, 2006 and not later than February 7, 2007. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own; and any material interest you have in the proposal.

      The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

GENERAL INFORMATION

Financial Information

      A copy of Synovus’ 2005 Form 10-K will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The Form 10-K is also available on Synovus’ home page on the Internet at www.synovus.com. Click on “Investor Relations,” “Financial Reports” and “SEC Filings.”

Solicitation of Proxies

      Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners.

Householding

      The Securities and Exchange Commission has adopted amendments to its proxy rules which permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus is not householding proxy materials for its shareholders of record in connection with its 2006 Annual Meeting. However, we have been notified that certain intermediaries will household proxy materials. If you hold your shares of Synovus stock through a broker or bank that has determined to household proxy materials:

•	Only one annual report and proxy statement will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;

•	You can contact Synovus by calling (706) 649-5220 or by writing Director of Investor Relations, Synovus Financial Corp., P.O. Box 120, Columbus, Georgia 31902 to request a separate copy of the annual report and proxy statement for the 2006 Annual Meeting and for future meetings or you can contact your bank or broker to make a similar request; and

•	You can request delivery of a single copy of annual reports or proxy statements from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.

      The above Notice of Annual Meeting and Proxy Statement are sent by order of the Synovus Board of Directors.

Richard E. Anthony
President and Chief Executive Officer

March 24, 2006

APPENDIX A

SYNOVUS FINANCIAL CORP.

DIRECTOR INDEPENDENCE STANDARDS

       The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

      A majority of the Board of Directors will be independent directors who meet the criteria for independence required by the NYSE. The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.

•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).

•	(A) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

      The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).

•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company

A-1

in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.

•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.

•	The director received less than $100,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:

1)	Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

2)	With respect to extensions of credit by the Company’s subsidiaries:

(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and

(b)	no event of default has occurred under the extension of credit.

      For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

      For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

      For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

A-2

APPENDIX B

SYNOVUS FINANCIAL CORP.

DIRECTOR ELECTION BY MAJORITY VOTE GUIDELINES

       The following director election by majority vote guidelines have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

      In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation following certification of the shareholder vote.

      The Corporate Governance and Nominating Committee will promptly consider the resignation offer and recommend to the Board whether to accept or reject it, including rejecting the resignation on the condition that the underlying cause of the withheld votes be cured. In considering whether to accept the resignation, the Corporate Governance and Nominating Committee will consider all factors deemed relevant by members of the Corporate Governance and Nominating Committee, including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contribution to the Company and the Company’s Corporate Governance Guidelines.

      The Board will act on the Corporate Governance and Nominating Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Corporate Governance and Nominating Committee’s recommendation, the Board will consider the factors considered by the Corporate Governance and Nominating Committee and such additional information and factors the Board believes to be relevant.

      The Company will promptly disclose the Board’s decision whether to accept the director’s resignation offer (providing a full explanation of the process by which the decision was reached and the reasons for rejecting the resignation offer, if applicable) in a Form 8-K filed with the Securities and Exchange Commission.

      To the extent that one or more directors’ resignations are accepted by the Board, the Corporate Governance and Nominating Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

      Any director who tenders his or her resignation pursuant to this provision will not participate in the Corporate Governance and Nominating Committee recommendation or Board action regarding whether to accept the resignation offer.

      If a majority of the members of the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote or those independent directors who were not standing for election.

      This corporate governance guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

B-1

SYNOVUS FINANCIAL CORP.
EXECUTIVE CASH BONUS PLAN
ARTICLE I
OBJECTIVE OF THE PLAN
     The purposes of this Synovus Financial Corp. Executive Cash Bonus Plan (“Plan”) are to reward selected officers of Synovus Financial Corp. (the “Company”) and certain of its subsidiaries (“Subsidiaries”) for superior corporate performance measured by achievement of financial performance and strategic corporate objectives and to attract and retain top quality executives.
ARTICLE II
PLAN ADMINISTRATION
     This Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”); provided, however, that with respect to matters involving employees of any publicly-traded Subsidiary of the Company, the “Committee” shall be the compensation committee of such publicly-traded Subsidiary. The Committee (and the compensation committee of any publicly-traded Subsidiary of the Company) shall be composed of two or more outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”).
ARTICLE III
PARTICIPANTS
     Participation is limited to the Chief Executive Officer and the four highest compensated officers of the Company and any publicly-traded Subsidiary of the Company as selected from year-to-year by the members of the Committee (“Participants”).
ARTICLE IV
PERFORMANCE OBJECTIVES
Each fiscal year, the Committee shall establish
(i)	performance objectives for such and/or the succeeding fiscal year for the Company, any Subsidiary, or any business segment or business unit of the Company or any Subsidiary, based upon such criteria as may be from time to time considered by the Committee, which criteria may include, not to the exclusion of other criteria, criteria that has been approved by the shareholders of the Company or the shareholders of any publicly-traded Subsidiary of the Company; and

(ii)	a system which equates the attainment of various performance objectives by the Company and Subsidiaries for such and/or the succeeding fiscal year into various percentages of the base salaries of eligible officers of the Company and Subsidiaries for such and/or the succeeding fiscal year which may be awarded to such Employees who are selected to be Participants in the Plan as bonuses.
     The maximum award under this Plan to any participant for any performance period shall be $2,000,000.
ARTICLE V
AWARD OF BONUSES
     As soon as practicable after each fiscal year for which performance objectives have, pursuant to Article IV, been established, the Committee shall determine whether the Company and each Subsidiary attained the previously-established performance objectives. Assuming such performance objectives shall be attained, the Committee shall determine, in its sole and exclusive discretion, whether any bonuses shall be awarded for such fiscal year. In determining the amount of bonuses to be awarded under the Plan, the Committee shall have the right to exercise negative discretion or decrease an award otherwise payable to a Participant, but the Committee shall have no discretion to increase the amount of any award under the Plan. Such bonuses shall be awarded as soon as practicable thereafter and the officers who are determined to be entitled to receive such bonuses shall be promptly notified of the award thereof.
ARTICLE VI
DEFERRAL OF BONUSES
     Any bonus or any portion of any bonus awarded to a Participant may, at the election of such Participant, be deferred pursuant to the provisions of the Synovus Financial Corp./Total System Services, Inc. Deferred Compensation Plan (“Deferred Plan”), as such Deferred Plan may be amended from time to time. All bonus amounts deferred under the Deferred Plan shall be paid in accordance with the distribution provisions of the Deferred Plan, as such provisions may be amended from time to time.

2

ARTICLE VII
NO ENTITLEMENT TO BONUS
     Participants are entitled to a distribution under this Plan only upon the approval of the award by the Committee and no Participant shall be entitled to a bonus under the Plan due to the attainment of performance objectives. In addition, any Participant not employed by the Company or a Subsidiary on December 31 of any fiscal year will not be entitled to a bonus unless otherwise determined by the Committee.
ARTICLE VIII
TERMINATION OF PLAN
     The Company Board of Directors may amend or terminate the Plan at any time and for any reason without prior notice.
ARTICLE IX
PARTICIPANT’S RIGHT OF ASSIGNABILITY
     Bonus amounts hereunder shall not be subject to assignment, pledge or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process.
ARTICLE X
GOVERNING LAW
     The validity, construction, performance and effect of the Plan shall be governed by Georgia law.

3

PROXY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, AND 4 AND “AGAINST’ PROPOSAL 5.

1.	To elect the following individuals as directors to serve until the Annual Meeting of Shareholders in 2009:	For ☐	Withhold ☐	For All Except ☐

(01) Richard Y. Bradley
(02) Frank W. Brumley	(05) John P. Illges, III
(03) Elizabeth W. Camp	(06) J. Neal Purcell
(04) T. Michael Goodrich	(07) William B. Turner, Jr.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “For All Except” box and strike a line through the nominee’s name in the list above. Your shares will be voted for the remaining nominee(s).

2.	To amend Synovus’ Articles of Incorporation and bylaws to declassify the Board of Directors.	For ☐	Against ☐	Abstain ☐

3.	To approve the Synovus Financial Corp. Executive Cash Bonus Plan.	For ☐	Against ☐	Abstain ☐

4.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2006.	For ☐	Against ☐	Abstain ☐

5.	To consider a shareholder proposal regarding director election by majority vote.	For ☐	Against ☐	Abstain ☐

PLEASE BE SURE TO SIGN AND DATE THIS PROXY.

Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
CERTIFICATE OF BENEFICIAL OWNER
INSTRUCTIONS: Please provide the required information. THIS CERTIFICATE MUST BE SIGNED TO BE VALID. If you do not complete and sign this Certificate of Beneficial Owner, your shares covered by the Proxy to the left will be voted on the basis of one vote per share.

A. Are you the beneficial owner, in all capacities, of more than 1,139,063 shares of Synovus Common Stock?
If you answered “No” to Question A, do not answer B or C. Your shares represented by the Proxy to the left are entitled to ten votes per share.
Yes ☐	No ☐

B. If your answer to question A was “Yes”, have you acquired more than 1,139,063 shares of Synovus Common Stock since February 21, 2002 (including shares received as a stock dividend)?
If you answered “No” to Question B, do not answer Question C. Your shares represented by the Proxy to the left are entitled to ten votes per share.
Yes ☐	No ☐

C. If you answered “Yes” to Question B, please describe, at the left, the date and nature of your acquisition of all shares of Synovus Common Stock you have acquired since February 21, 2002 (including shares acquired as a result of a stock dividend). Your response to Question C will determine which of the shares represented by the Proxy will be entitled to ten votes per share.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested.

     NOTE BOTH SIGNATURE LINES ARE REQUIRED WHEN CERTIFYING YOUR SHARES

Shareholder sign here	Date	Shareholder sign here	Date
Co-owner sign here	Date	Co-owner sign here	Date

Sign Here to Vote Your Shares	Sign Here to Certify Your Shares

▲ FOLD AND DETACH HERE ▲
Choose MLinksm for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect(R) at
www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.
Vote by Internet or Telephone or Mail — 24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/snv		1-866-540-5760
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy on the Internet or by telephone,
you do NOT need to mail back your proxy card.
You can view the Annual Report and Proxy Statement
on the Internet at www.synovus.com/annual2005

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120, COLUMBUS, GEORGIA 31902-0120
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 27, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
By signing on the reverse side, I hereby appoint Thomas J. Prescott and Liliana McDaniel as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated below all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 21, 2006 at the Annual Meeting of Shareholders to be held on April 27, 2006 or any adjournment or postponement thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
The Board of Directors is not aware of any matters likely to be presented for action at the Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgement. This Proxy is revocable at any time prior to its use.
By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.
IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION TO BE ENTITLED TO TEN VOTES PER SHARE.
Address Change/Comments (Mark the corresponding box on the reverse side)
▲ FOLD AND DETACH HERE ▲
IF YOU DO NOT VOTE BY PHONE OR OVER THE INTERNET, PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please sign exactly as your name appears on this Proxy. When shares are held by joint tenants, both must sign. When signing in a fiduciary or representative capacity, give your full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.